UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(Rule 14a-101)

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COVIDIEN PUBLIC LIMITED COMPANY

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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COVIDIEN PLC

20 ON HATCH	+353 1 438 1700 [T]
LOWER HATCH STREET	+353 1 438 1799 [F]
DUBLIN 2
IRELAND

February 8, 2011

Dear Shareholder of Record:

By now you should have received Covidien’s 2010 Annual Report, which includes the proxy statement describing matters to be voted on by shareholders at the Company’s Annual General Meeting on March 15, 2011. One of the proposals being put to a shareholder vote relates to a one-for-one hundred reverse split, followed by a one hundred-for-one forward split, of the Company’s ordinary shares (the “Reverse/Forward Split”). The Reverse/Forward Split affects only record holders – those holding their Covidien shares in a record account at our transfer agent, BNY Mellon Shareholder Services (“BNY Mellon”). The Reverse/Forward Split does not affect beneficial owners – those holding shares in “street name” in a brokerage account. This letter highlights some of the methods by which you, as a record owner, can avoid being impacted by the Reverse/Forward Split; please read the proxy statement for a full description of the Reverse/Forward Split and its effects.

What the Reverse/Forward Split Means for You

•

In the event the Reverse/Forward Split is approved and you have a record account with a number of shares that is not evenly divisible by 100 at the time the Reverse/Forward Split occurs, your share holdings will be rounded down to the nearest 100 shares, and you will receive a cash payment for the balance of shares not evenly divisible by 100. By way of example, if you hold 561 shares immediately before the Reverse/Forward Split, you will hold 500 shares immediately following the Reverse/Forward Split and will receive a cash payment for the 61 shares.

How You Can Avoid Being Impacted By the Reverse/Forward Split

•

If you do not want to have your shares impacted by the Reverse/Forward Split, you can transfer your shares to a brokerage account. You would then be the beneficial owner of the shares, rather than the record owner, and would not be impacted by the Reverse/Forward Split (which affects only record owners). As a beneficial owner, you would still receive any dividend payments and have the ability to direct how your shares are voted on shareholder matters.

How to Transfer to a Brokerage Account

•	In order to transfer shares from a record account to a brokerage account:

•	you may instruct your broker to request a DRS book-entry transfer of your shares at BNY Mellon to your brokerage account via the Direct Registration System; or

•	you may contact BNY Mellon, toll-free at 1-866-210-6572, with questions regarding transferring your shares to a brokerage account.

•	In order to ensure that your transfer is effective prior to the Reverse/Forward Split, we recommend that you have your broker initiate the DRS book-entry transfer no later than March 8, 2011.

While BNY Mellon does not charge a fee to transfer the shares to street name, you should check with your broker to confirm whether or not they will impose any fees in connection the transfer to a brokerage account.

As an alternative to transferring shares to a brokerage account, you can also avoid being impacted by the Reverse/Forward Split by purchasing shares to be held in your record account BNY Mellon in exactly same name as your existing account or selling shares from your record account at BNY Mellon such that the resulting total number of shares in your record account is evenly divisible by 100. You must, however, take the action by March 8, 2011 so that it is complete and settled before the time the Reverse/Forward Split occurs.

Best regards,

John W. Kapples
Vice President and Corporate Secretary